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                       SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D.C. 20549


                              --------------------


                                    FORM 8-K


                                 CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


                         AUGUST 20, 1997 DATE OF REPORT
                       (DATE OF EARLIEST EVENT REPORTED)


                         GUILFORD PHARMACEUTICALS INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE            0-23736         52-1841960
          (State or other        (Commission    (I.R.S. Employer
          jurisdiction of        File Number)    Identification
          incorporation or                           Number)
           organization)

                             6611 TRIBUTARY STREET
                              BALTIMORE, MARYLAND
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)


                                     21224
                                   (ZIP CODE)

                                 (410) 631-6300
              (Registrant's telephone number, including area code)



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        ITEM 5.  OTHER EVENTS

        On August 20, 1997, the Company entered into a Binding Term Sheet (the "Amgen Agreement") with Amgen Inc. ("Amgen") respecting the research, development and commercialization of the Company's FKBP-based neuroimmunophilin ligand technology ("Neuroimmunophilin Technology") for all human therapeutic and diagnostic applications. Pursuant to the terms of the Amgen Agreement, on August 21, 1997, Amgen paid a $15 million signing fee to the Company. Following the expiration or termination of the applicable review period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"), the Company will issue to Amgen 640,095 shares of the Company's common stock, par value $.01 per share ("Common Stock") and Warrants to purchase up to an additional 700,000 shares of Company Common Stock for a total of $20 million. The Warrants will be exercisable for up to five years from the closing date of the sales of such securities to Amgen and will have an exercise price equal to 150% of the purchase price of the Common Stock (i.e., an exercise price of approximately $35.15 per share). Following the closing, Amgen will also have certain demand and "piggyback" registration rights under the Securities Act of 1933, as amended, covering the shares of Common Stock and Warrants sold to Amgen as described above and the shares of Common Stock issuable upon exercise of the Warrants. The closing with respect to the sale of these securities to Amgen is conditioned upon the expiration or earlier termination of the applicable HSR Act review period or the final decision of any court, arbitrator or governmental body approving the transactions contemplated in the Amgen Agreement.

        Under the terms of the Amgen Agreement, Amgen will provide to the Company up to $13.5 million over three years to support research activities at the Company relating to the Neuroimmunophilin Technology. In the event that at the end second year of the research program, no neuroimmunophilin compound has been identified which, in Amgen's opinion, is an IND candidate or likely to lead to an IND candidate, Amgen may elect to terminate the research program at that point. In addition, Amgen may elect to fund an additional year of research. The Amgen Agreement provides for certain milestone payments to the Company in up to ten different specified clinical indications, seven of which are neurological (i.e., Parkinson's disease; Alzheimer's disease; stroke; peripheral neuropathies; traumatic brain injuries; and multiple sclerosis) and three of which are for non-neurological indications, in the event Amgen achieves certain development milestones with respect to compounds being developed under the collaboration with the Company. In addition, the Company will receive royalties on products sales, if any, falling under the Neuroimmunophilin Technology in the future. Subject to Amgen's two year research funding obligation, Amgen may elect to discontinue all activities relating to the development and commercialization of the Neuroimmunophilin Technology whereupon the Amgen Agreement will terminate.

        There can be no assurance that Amgen will be able to achieve any of the development milestones set forth in the Amgen Agreement with respect to any specified indication. The research, development and commercialization of early stage technology like the Neuroimmunophilin Technology is subject to significant risks and uncertainty respecting, among other things, selection of an appropriate lead compound, successful completion of the pre-clinical and clinical development activities, regulatory clearances, formulation of final product dosage forms, scale-up from bench quantities to commercial quantities and manufacture of products and commercialization of such products as well as the successful preservation and extension of the patent and other intellectual property rights. For a description of these and other risks, readers are directed to the Company's other filings with the Securities and Exchange Commission, including the Company registration statement on Form S-3 declared effective April 7, 1997.

        The Amgen Agreement also provides that Amgen will fund and control substantially all development, manufacturing and commercialization activities respecting the Neuroimmunophilin Technology. Under certain circumstances set forth in the Amgen Agreement, Guilford has the option to conduct certain Phase I and Phase II clinical trials. In addition, in other circumstances, Guilford has the right to co-promote in the U.S. one product commercialized under the Amgen Agreement, subject to certain terms and conditions set forth therein.



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ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS



        10.47 Binding Term Sheet, dated August 20, 1997, between Guilford Pharmaceuticals Inc and GPI NIL Holdings, Inc., and Amgen Inc.*

        99.1 Press Release, dated August 21, 1997, entitled "AMGEN ACQUIRES RIGHTS FROM GUILFORD PHARMACEUTICALS FOR BREAKTHROUGH NEUROTROPHIC AGENTS ".

---------------------------
* Confidential Treatment has been requested for portions of this document.





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                                   SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                     GUILFORD PHARMACEUTICALS INC.



Date: September 4, 1997                 By: /s/ CRAIG R. SMITH, M.D.
                                           -------------------------------------
                                           Craig R. Smith, M.D.
                                           President and Chief Executive Officer



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